Exhibit 5.3

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Mesdames/Sirs:

September 14, 2026

Re:	Bitzero Holdings Inc. (the "Corporation")

We hereby consent to the use of our name under the headings “Documents Filed As Part of The U.S. Registration Statement” and “Legal Matters and Interests of Experts” in the short form base shelf prospectus dated September 11, 2026, included in the Registration Statement on Form F-10 filed by Bitzero Holdings Inc. on September 14, 2026, as such may thereafter be amended or supplemented.

In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations thereunder.

Yours very truly,

"Garfinkle

Biderman LLP"

Garfinkle

Biderman LLP

Garfinkle | Biderman LLP	Tel | 416.869.1234
Suite 801, 1 Adelaide Street East, Toronto, ON M5C 2V9	Fax | 416.869.0547 www.garfinkle.com

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